SUPPLEMENT DATED DECEMBER 5, 1996
                                       TO
            JOINT PROXY STATEMENT/PROSPECTUS DATED NOVEMBER 14, 1996


For Certain Canadian Residents Only

     This Supplement is furnished to holders of capital stock of MFS Communications Company, Inc., a Delaware corporation ("MFS"), who are residents of certain Canadian provinces. Capitalized terms used herein have the meanings assigned to them in the Joint Proxy Statement/Prospectus dated November 14, 1996 of MFS and WorldCom, Inc., a Georgia corporation ("WorldCom"). Such holders should be aware that under the laws of certain Canadian provinces, shares of capital stock of WorldCom acquired in the Merger by residents of any of such provinces may, except in limited circumstances, be resold only outside such province, which would include a U.S. national securities exchange or the Nasdaq National Market. WorldCom Common Stock is, and the WorldCom Depositary Shares are expected to be, listed on the Nasdaq National Market (assuming, in the case of the WorldCom Depositary Shares, there are a sufficient number of holders and available market makers to meet applicable requirements). However, it is not expected that the WorldCom Series B Preferred Stock will be listed on the Nasdaq National Market or any such U.S. national securities exchange. A new proxy card (and postage prepaid envelope) is enclosed for your convenience.